Exhibit 99.1
News Release

Miller Corporate Center Media Relations:	For Immediate Release

Laurence J. Dwyer (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON CFO PROVIDES BUSINESS UPDATE AT WACHOVIA CONFERENCE
Citing weak market conditions, lowers earnings outlook for 2007

NEW YORK, NY – September 10, 2007 – Avery Dennison Corporation (NYSE: AVY) provided an update on its long-term business plans and near-term financial outlook in remarks to securities analysts and institutional investors at the Wachovia Global Transportation and Packaging Conference today.

Addressing near-term business conditions, Daniel R. O’Bryant, executive vice president, finance, and chief financial officer, advised that sales in July and August were well below expectations. The shortfall was attributed to weak market conditions for the roll materials business in the U.S. and Western Europe, combined with more aggressive competitive activity in those markets, as well as a soft retail environment impacting sales for the office products and retail information services segments. He indicated that a continuation of current trends would result in 2007 earnings below the low end of the Company’s previous guidance for the year, perhaps by as much as 15 cents per share. Avery Dennison had announced in July that it expected earnings for 2007, before restructuring charges and integration costs, to be in the range of $3.90 to $4.10 per share.

“Customer sentiment and external indicators have us feeling cautious about near-term demand,” said O’Bryant. “We are taking actions to reduce costs in light of the weaker sales environment, but we will not be able to fully offset the sales shortfall.”

O’Bryant expressed optimism about the Company’s ability to drive value over the medium-to-longer term, citing as catalysts the integration of recently acquired Paxar, as well as improvement in the Company’s radio-frequency identification (RFID) business.

“The long-term fundamentals of our core businesses remain strong,” O’Bryant said. “We have a solid position in rapidly growing emerging markets, where we currently generate more than 25 percent of our sales. We have leading market share positions in all of our major businesses, supported by powerful brands and other sources of competitive advantage, including economies of scale.”

Avery Dennison completed the acquisition of Paxar on June 15, 2007 and is merging the company with its Retail Information Services segment (RIS), which serves the dynamic global retail information and brand identification market. The Company estimates cost synergies from the transaction of $115 to $125 million, and EPS accretion of $0.40 to $0.50 in 2008, rising to $0.90 to $1.00 when fully integrated.

Commenting on the RFID business, O’Bryant indicated that the Company anticipates significant long-term growth for this new technology, but is paring expenses to match near-term demand expectations. Through both revenue growth and cost reduction, the Company expects to cut the annual loss from RFID in half in 2008. The Company announced a couple of agreements earlier this year that represent solid steps forward, including one with Motorola to supply a portion of their inlays.

Avery Dennison is a global leader in pressure-sensitive labeling materials, retail tag, ticketing and branding systems, and office products. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Following the acquisition of Paxar in 2007, Avery Dennison employs more than 30,000 individuals in 51 countries worldwide, who develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include: Fasson brand self-adhesive materials; Avery Dennison and Paxar brand products for the retail and apparel industries; Avery brand office products and graphics imaging media; specialty tapes, peel-and-stick postage stamps, and labels for a wide variety of automotive, industrial and durable goods applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this news release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions, including synergies expected from the integration of the Paxar business in the time and at the cost anticipated; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the Australian Competition and Consumer Commission investigation into industry competitive practices, and any related proceedings or lawsuits pertaining to this investigation or to the subject matter thereof or of the concluded investigations by the U.S. Department of Justice (“DOJ”), the European Commission, and the Canadian Department of Justice (including purported class actions seeking treble damages for alleged unlawful competitive practices, and a purported class action related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; (3) the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions, including expected synergies associated with the Paxar integration.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K, filed on February 28, 2007, and in “Risk Factors” in Form 10-Q filed on August 9, 2007, with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.